EXHIBIT 99.1

Greenhold Group, Inc.

Principal Stockholders as of October 18, 2004

Shareholder Name	Number of Shares	Percentage(1)
Miller Golf Company, LLC	105,000,000	39.4
Stanford Venture Capital Holdings, Inc.	55,300,000	20.8
Datrek Professional Bags, Inc.	77,000,000	28.9
TOTAL	237,700,000	89.1%

(1)	Based on 266,475,000 shares outstanding after the effective date of the Merger.